Exhibit 99

For Immediate Release

Tuesday, January 04, 2005	Contact: David G. Ratz, COO (740) 286-3283 ext. 241	Ron J. Copher, CFO (740) 286-3283 ext. 249

Oak Hill Financial Sells Consumer Loan Portfolio; Closes Finance Subsidiary

Jackson, Ohio -- Oak Hill Financial, Inc. (Nasdaq NMS: OAKF) announced today that it sold the consumer loan portfolio of its Action Finance Company subsidiary on December 31, 2004. The portfolio, which was comprised of small consumer and second mortgage loans, totaled $9.2 million. Concurrent with the sale, Oak Hill Financial is discontinuing the operations of Action Finance and closing its five retail lending offices in Southern Ohio. The company expects to take a one-time after-tax charge of $2.3 million pursuant to the sale of the Action Finance portfolio and the cessation of its activities.

Oak Hill Financial President & CEO R. E. Coffman, Jr. explained the loan sale. “In our region, the market for traditional finance company loans has changed dramatically over the past few years,” he said. “As a result, we no longer saw a cost-effective path for growth at Action Finance, and we felt that our efforts and resources were better directed toward our bank and insurance subsidiaries.”

“The credit quality at Action has deteriorated considerably over the past year, with charge-offs over the past several months running about twice their historical rate,” Coffman added. “Still, we think that the credit issue would have been manageable. In the final analysis, the key to our decision was simply the lack of long-term asset and earnings growth potential in the consumer finance business.”

Action Finance was founded by Oak Hill Financial in 1998. Coffman noted that the subsidiary had turned a profit every year from 1999 to 2003, but will show an operating loss for 2004. However, he added that Oak Hill Financial’s earnings for the fourth quarter of 2004, excluding the one-time charge related to Action Finance and merger-related expenses related to the company’s previously announced acquisitions, will still be consistent with its prior guidance of $2.29 to $2.32 per share. In addition, he forecast that the disposition of Action Finance would add $0.01 to $0.02 to earnings per share in 2005.

Oak Hill Financial is a financial holding company headquartered in Jackson, Ohio. Its subsidiary, Oak Hill Banks, operates 30 full-service banking offices and four bank loan production offices in 15 counties across southern and central Ohio. A second subsidiary, Oak Hill Financial Insurance Agency, provides group health plans and other insurance services to over 350 business and public-sector organizations throughout the same region. The company also holds 49% of Oak Hill Title Agency, LLC, which provides title services for commercial and residential real estate transactions.

At September 30, 2004, Oak Hill Financial had total assets of $1.02 billion. Currently, the company has 5.6 million common shares outstanding. It expects to release fourth quarter 2004 earnings information on January 13, 2005.

Forward-Looking Statements Disclosure

This release contains certain forward-looking statements related to the future performance and condition of Oak Hill Financial, Inc. These statements, which are subject to numerous risks and uncertainties, are presented in good faith based on the company’s current condition and management’s understanding, expectations, and assumptions regarding its future prospects as of the date of this release. Actual results could differ materially from those projected or implied by the statements contained herein. The factors that could affect the company’s future results are set forth in the periodic reports and registration statements filed by the company with the Securities and Exchange Commission.

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